EXHIBIT 99.1

Two Rivers Announces CMW Media as Strategic Communications Firm

Partnership will enhance Two Rivers’ ability to focus on corporate communication

DENVER, Colo, Aug. 13, 2019 (GLOBE NEWSWIRE) -- Two Rivers Water & Farming Company (“Two Rivers” or the “Company”) (OTCQB: TURV), announced today its partnership with CMW Media, a public relations and creative agency specializing in cannabidiol (CBD) health and wellness, recreational cannabis, and emerging markets. This decision is part of Two Rivers’ overall effort to expand focus on its media coverage and increase awareness of the Company’s hemp seed-to-sale strategy following its recent acquisition of Vaxa Global.

CMW Media will develop the Company’s ongoing efforts to strengthen its relationships with investors and stakeholders, as well as enhance transparency through regular media coverage. Additionally, CMW Media will focus on developing unique, integrated messaging and digital marketing and sales for the Company’s product line.

“Entering a partnership with CMW Media positions us to be much stronger, more effective communicators with our stakeholders and communities in the future,” said Greg Harrington, managing director of the Vaxa division. “With this partnership, we plan to help educate the general public about the new Two Rivers strategy through nationally reaching media coverage, and investor relations campaigns that tell our Company’s unique story.”

CMW Media will build a strategic public relations plan to share the stories of the new Two Rivers with the public. National and regional media relations will be at the core of the program, raising public awareness around the Company and how it plans to exploit the value of its existing asset base in combination with the new focus on hemp products. This strategic plan will be executed through detailed exposition of the various strengths, acquisitions, announcements, and industry news to position the Company as a thought leader on the myriad benefits of its integrated seed to sale mission.

“This partnership is an excellent opportunity to work with an innovative, forward-thinking company that will positively impact the hemp sector,” said Andrew Hard, CMW Media CEO. “We’re looking forward to working with Two Rivers and their talented teams to increase their awareness within this booming market. This partnership comes at a time where we can work together to transform the conversation in the cannabis industry for the future.”

About Two Rivers

Two Rivers is a Colorado-based company with a diverse asset base of land and water that it plans to monetize through recently acquired hemp companies to form an integrated seed-to- sale enterprise. The Company is positioned to grow various strains of hemp with proprietary genetics, to sell bulk biomass and to process and extract isolate, and to develop and distribute consumer products. With its home-grown hemp it has developed a line of products based on an innovate first-to-market Nature’s Whole Spectrum™ approach. To learn more about Two Rivers, visit www.2riverswater.com.

About CMW Media

CMW Media is a fast-growing, full-service public relations firm specializing in promoting innovative businesses from a broad spectrum of industries. Based in San Diego, our clients range from publicly traded companies to those in emerging markets — including the global cannabis industry. We are award-winning industry leaders and producers whose inherent talent is capturing messages worldwide and educating the public. For more information, visit the Company’s website at www.CMWMedia.com.

Contacts:

Investor Contact:

info@2riverswater.com

Media Contact:

Cassandra Dowell

CMW Media

858-264-6600

cassandra@cmwmedia.com